Exhibit 99.1

For information contact:
Paul R. Flanders
Chief Financial Officer
(315) 424-0513

FOR IMMEDIATE RELEASE

CARROLS CORPORATION REPORTS INCREASE IN SECOND QUARTER REVENUES AND EARNINGS

SYRACUSE, NEW YORK (August 2, 2004) – Carrols Corporation reported that revenues for the second quarter ended June 30, 2004 increased 7.4% to $177.9 million from $165.6 million in 2003 and that net income increased to $4.1 million for the second quarter ended June 30, 2004 from $2.3 million in 2003. For the six months ended June 30, 2004 revenues increased 5.3% to $334.8 million and net income increased to $4.4 million from $1.0 million in 2003.

The Company indicated that EBITDA (earnings before interest, income taxes, depreciation and amortization) increased 4.3% in the second quarter to $24.8 million from $23.8 million in 2003. For the six months ended June 30, 2004, EBITDA increased 8.1% to $44.1 million from $40.8 million in 2003. Also for the six months ended June 30, 2004 cash provided from operating activities increased to $28.6 million from $21.7 million in 2003.

Carrols also reported that revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased 11.9% in the second quarter to $82.6 million and that EBITDA increased 17.9% to $14.2 million. Sales from the Company’s Burger King restaurants increased 3.8% in the quarter to $95.3 million and EBITDA was $10.6 million in the quarter compared to $11.8 million in the prior year.

Alan Vituli, Chairman and CEO of Carrols stated, “Sales results were solid across the board with comparable unit sales increases posted at all of our restaurant concepts. Sales at our Hispanic brands were particularly strong as we continued to experience positive momentum from a number of marketing, product and operational initiatives undertaken over the past year. Pollo Tropical comparable unit sales increased 14.1% continuing its very strong performance trends from the past several quarters; Taco Cabana comparable unit sales increased 5.2%.”

“On an overall basis, increases in both EBITDA and net income for the second quarter mostly reflected the strong performance at Pollo Tropical including improvements in both sales and operating margins. Taco Cabana EBITDA, while increasing for the first six months, was slightly lower in the second quarter due to the timing of advertising promotions this year as well as from rent increases related to a number of sale/leaseback transactions completed over the past year.”

Vituli added, “We were also encouraged by the positive results from a number of Burger King’s premium new product introductions including the TenderCrisp Chicken Sandwich, a new line of salads, and more recently, the new Angus Steakburger. Sales at our comparable Burger King restaurants increased 4.2% in the second quarter. These sales gains were, however, offset by lower margins resulting from increases in beef costs over the past several months.”

For the six months ended June 30, 2004 Hispanic restaurant brand revenues increased 11.4% to $158.4 million and EBITDA increased 19.9% to $27.7 million. Comparable unit sales increases were 11.0% and 4.9%, respectively, for Pollo Tropical and Taco Cabana. For the six month period, sales for the Company’s Burger King restaurants increased to $176.4 million and reflected a .7% increase at its comparable units.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 536 restaurants in 16 states. It’s the largest franchisee of Burger King restaurants with 352 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 124 Taco Cabana restaurants in Texas and Oklahoma, and franchises nine Taco Cabana restaurants. Carrols also owns and operates 60 Pollo Tropical restaurants in South and Central Florida, and franchises 25 Pollo Tropical restaurants in Puerto Rico (20 units), Ecuador (4 units) and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

On June 22, 2004, Carrols Holding Corporation, the corporate parent of the Company, filed a registration statement on Form S-1 with the Securities and Exchange Commission for the registration and sale of Enhanced Yield Securities. Consequently, the Company indicated that it would not be holding an investor conference call to further discuss its quarterly results, but that it anticipates filing of its Quarterly Report on Form 10-Q in the next couple of weeks.

Carrols Corporation

(unaudited)

(dollars in thousands)	Thirteen Weeks Ended June 30,		Twenty-Six Weeks Ended June 30,
		Restated (1)		Restated (1)
	2004	2003	2004	2003
Revenues:
Burger King restaurants	$95,297	$91,783	$176,426	$175,725
Pollo Tropical restaurants	30,724	26,787	60,096	53,277
Taco Cabana restaurants	51,501	46,693	97,545	88,163
Franchise royalty revenues and fees	401	358	756	696

Total revenues	177,923	165,621	334,823	317,861

Cost of sales	52,320	45,385	96,001	87,819
Restaurant wages and related expenses	51,671	49,780	99,522	96,824
Restaurant rent expense	8,723	7,532	17,287	15,350
Other restaurant operating expenses	29,905	30,185	57,622	58,817
General and administrative	10,487	8,938	20,246	18,212
Depreciation and amortization	11,103	11,584	22,255	22,469

Total operating expenses	164,209	153,404	312,933	299,491

Income from operations	13,714	12,217	21,890	18,370

Interest expense	7,324	8,287	14,901	16,643

Income before income taxes	6,390	3,930	6,989	1,727

Provision for income taxes	2,337	1,607	2,557	744

Net income	$4,053	$2,323	$4,432	$983

EBITDA (2) by Operating Segment:
Burger King	$10,613	$11,758	$16,399	$17,697
Pollo Tropical	7,499	5,151	14,748	10,940
Taco Cabana	6,705	6,892	12,998	12,202

Total	$24,817	$23,801	$44,145	$40,839

Change in Comparable Restaurant Sales:
Burger King	4.2%	(10.5)%	0.7%	(9.0)%
Pollo Tropical	14.1%	(2.1)%	11.0%	(0.8)%
Taco Cabana	5.2%	(5.5)%	4.9%	(5.1)%

Total long-term debt at end of quarter (3)			$349,049	$422,749

(1)	For a discussion of the restatement refer to Note 2 of the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.
(2)	Earnings before interest, income taxes, depreciation and amortization.
(3)	Outstanding debt at June 30, 2004 includes $170.0 million of subordinated notes due 2008, $94.0 million outstanding under the Company’s senior credit facility, $83.6 million of lease financing obligations and $1.4 million related to capital leases and other debt.

Reconciliation of Non-GAAP Financial Measures

EBITDA is presented because we believe it is a useful financial indicator of our historical debt capacity and our ability to pay debt service. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to operating cash flows as a measure of liquidity in accordance with generally accepted accounting principles. A reconciliation of EBITDA to cash provided from operating activities is as follows:

	Thirteen Weeks Ended June 30,		Twenty-Six Weeks Ended June 30,
		Restated		Restated
	2004	2003	2004	2003
EBITDA	$24,817	$23,801	$44,145	$40,839
Adjustments to reconcile EBITDA to cash provided from operating activities:
Gain on sale of assets	(288)	—	(288)	—
Interest expense	(7,324)	(8,287)	(14,901)	(16,643)
Income tax expense	(2,337)	(1,607)	(2,557)	(744)
Deferred taxes	(322)	1,114	(560)	248
Change in operating assets and liabilities	3,598	(2,978)	2,769	(1,966)

Cash provided from operating activities	$18,144	$12,043	$28,608	$21,734

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